Exhibit 99.1

Silexion Therapeutics Receives Positive Feedback from German Health Authority on
Design of Phase 2/3 Clinical Trial in Pancreatic Cancer

Positive feedback reinforces Silexion’s trajectory toward its planned Phase 2/3 trial initiation in Q2 2026

Company plans to complete regulatory submissions to the Israeli Ministry of Health by the end of Q4 2025 and in Germany during Q1 2026

GRAND CAYMAN, Cayman Islands, December 2, 2025 -- Silexion Therapeutics Corp. (NASDAQ: SLXN) (“Silexion” or the “Company”), a clinical-stage biotechnology company developing RNA interference (RNAi) therapies for KRAS-driven cancers, today announced that it has received formal written Scientific Advice from the German Federal Institute for Drugs and Medical Devices (BfArM) regarding the proposed design of the Company’s planned Phase 2/3 clinical trial for SIL204, the Company’s lead product candidate for locally advanced pancreatic cancer. The guidance follows the Company’s Scientific Advice meeting held with BfArM recently and provides significant regulatory clarity as Silexion prepares its Phase 2/3 clinical trial submissions.

The positive response from BfArM is an important milestone for supporting the acceptability of the proposed Phase 2/3 study design, based on the supporting safety data, and manufacturing specifications. The written feedback covers several core components of the program, including clinical design, dosing plans, patient population strategy, nonclinical support, and CMC/manufacturing considerations, and will be incorporated into Silexion’s upcoming regulatory submissions in Israel, which are expected by the end of 2025, and in Germany, which are expected during the first quarter of 2026.

Ilan Hadar, Chairman and Chief Executive Officer of Silexion, commented: “This written Scientific Advice represents a meaningful step in our regulatory path and provides us with the supporting clarity needed to finalize our Phase 2/3 submission packages. SIL204 continues to progress on schedule, and the engagement with BfArM supports the momentum we have built heading into 2026. We remain highly focused on bringing SIL204 into the clinic and advancing a therapy that we believe has the potential to address critical unmet needs in KRAS-mutated cancers.”

Silexion remains on track to initiate its Phase 2/3 clinical trial of SIL204 in the first half of 2026, pending regulatory clearance. The Company continues to advance all other operational and development activities required for trial launch, including manufacturing readiness, toxicology data integration, and clinical site preparations.

About Silexion Therapeutics
Silexion Therapeutics is a pioneering clinical stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers which have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product which showed a positive trend in comparison to the control of chemotherapy alone. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology, and further developing its lead product candidate for locally advanced pancreatic cancer. For more information please visit: https://silexion.com

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion’s business strategy, the regulatory guidance received from BfArM, the Company’s plans and expected timing for completing regulatory submissions in Israel and Germany, the anticipated initiation of the Phase 2/3 clinical trial for SIL204 in the second quarter of 2026, the advancement of operational and development activities required for trial launch, including manufacturing readiness, toxicology data integration, and clinical site preparations, and Silexion’s expectations regarding the future development of SIL204, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them, or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion's ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed by the Company with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact:
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Contact:
Arx Investor Relations
North American Equities Desk
silexion@arxhq.com